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                                                                   EXHIBIT 11.2

                       DONALDSON, LUFKIN & JENRETTE, INC.
             SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
             COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
               AND DILUTED EARNINGS PER SHARE FOR THE YEARS ENDED
                        DECEMBER 31, 1998, 1997 AND 1996

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

                                                                   Years Ended December 31,
                                                               1998          1997        1996
                                                               ----          ----        ----
                                                            (in thousands, except per share data)
  Weighted Average Common Shares:
      Average Common Shares Outstanding                        119,111      110,278     106,600
      Average Restricted Stock Units Outstanding                 2,497        7,086      10,304
      Average Common Shares Issuable Under
        Employee Benefit Plans                                  10,372        7,660       1,808
      Average Common Shares Issuable for
        Convertible Debt                                             -          474           -
                                                             ---------    ---------   ---------


  Weighted Average Common Shares Outstanding                   131,980      125,498     118,712

  Earnings:
       Net Income                                            $ 370,800    $ 408,250   $ 291,300
       Less:  Preferred Stock Dividend Requirement              21,310       12,144      18,653

      Less: Interest, net of taxes on Convertible Debt               -          308           -
                                                             ---------    ---------   ---------

  Earnings Applicable to Diluted Common Shares               $ 349,490    $ 396,414   $ 272,647
                                                             =========    =========   =========

  Diluted Earnings Per Common Share:                         $    2.65    $    3.16   $    2.30
                                                             =========    =========   =========

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